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                                                                      EXHIBIT 23

                              ACCOUNTANTS' CONSENT

The Board of Directors
Central Parking Corporation

We consent to incorporation by reference in the registration statements (Nos. 33-98118, 33-98120, 33-98122, 333-37909 and 333-74837) on Form S-8 and the
registration statement (No. 333-52497) on Form S-3 of our report dated November 27, 2000, relating to the consolidated balance sheets as of September 30, 1999 and 2000, and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2000, which report is included in the September 30, 2000 Form 10-K of Central Parking Corporation.



KPMG LLP
Nashville, Tennessee
December 22, 2000